Exhibit 99.3
Consent of Prospective Director
As required by Rule 438 under the U.S. Securities Act of 1933, as amended, I hereby consent to the reference to my name as a prospective director of Cal Dive International, Inc. in the information statement/proxy statement/prospectus forming a part of a registration statement on Form S-4 of Cal Dive International, Inc.

/s/ John T. Mills
John T. Mills

Dated: August 17, 2007.